 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2003

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 9.

Regulation FD Disclosure

On October 24, 2003, United Bancshares, Inc. issued an earnings release announcing its financial results for the third quarter ended September 30, 2003.  A copy of the earnings release is attached as Exhibit 99.1

Item 12. Results of Operations and Financial Condition

On October 24, 2003, United Bancshares, Inc. issued an earnings release announcing its financial results for the third quarter ended September 30, 2003.  A copy of the earnings release is attached as Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: October 24, 2003	By: /s/ Brian D. Young
Brian D. Young CFO

Exhibit 99.1

On October 24, 2003, United Bancshares, Inc. issued the following press release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $487 million, today announced its third quarter operating results.

For the quarter ended September 30, 2003, United Bancshares, Inc. reported net income $748,000 or $0.21 basic earnings per share. This compares to third quarter 2002 net income of $906,000, or $0.25 basic earnings per share.  Compared with the same period in 2002, third quarter 2003 net income decreased $158,000 or 17%.  The net income decline was the result of increases of $670,000 in non-interest expenses and provision for loan losses of $220,000, offset by increases in net interest income and non-interest income of $365,000 and $142,000, respectively and a $225,000 decrease in the provision for income taxes.

Factors affecting the increases in net interest income and non-interest expenses include a growing earning asset base and expanded operations as a result of the Company’s completion of the purchase of branches located in Pemberville, Gibsonburg and the Otterbein-Portage Valley Retirement Village from RFC Banking Company on March 28, 2003.  The increase in non-interest expenses also resulted from additional one time conversion costs associated with the purchase of the branches and the merger of the Company’s three bank charters into one.

Net income for the nine months ended September 30, 2003, totaled $2,724,000, or $0.75 basic earnings per share compared to $2,137,000 or  $0.59 basic earnings per share for the same period in 2002 (excluding the impact of a change in accounting principle).  Net income for the nine months ended September 30, 2003 as compared to same period in 2002 was impacted by similar factors as stated above for the third quarter.

Return on average assets was 0.62% for the third quarter of 2003, compared to 0.87% for the comparable quarter of 2002. Return on average assets for the nine months ended September 30, 2003 was 0.77% compared to 0.68% for the same period in 2002, excluding the impact of the change in accounting principle.  Return on average equity for the third quarter of 2003 was 7.04% compared to 9.20% for the same period of 2002.  Return on average equity for the nine months ended September 30, 2003 was 8.67% compared to 7.23% for the same period in 2002, excluding the impact of the change in accounting principle in 2002.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2002 Form 10-K.